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                                                            Exhibit 10.180

                                January 8, 1999

William S. Papazian, Executive Vice President and General Counsel
Capital Gaming International, Inc.
2701 E. Camelback Road, Suite 484
Phoenix, AZ 85016

RE: Employment Agreement ("Employment Agreement"), dated as of December 1,
    1998, between Capital Gaming International, Inc. (the "Company"), and William S. Papazian ("Employee")

Dear Mr. Papazian:

    This letter agreement ("Letter Agreement") is made and effective as of January 1, 1999 and memorializes the supplementary agreements reached between the Company and Employee with respect to the Employment Agreement. All terms not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

    1.  Location of Services Performed.

        The Company acknowledges that Employee currently resides and works in Phoenix, AZ. The Company agrees that Employee shall not be required as a condition of his continued employment to relocate from the Phoenix/Scottsdale, AZ area or to regularly report to an office of the Company on a daily basis which is located outside such area as a condition to continued employment.

    2.  Senior Secured Notes.

        Section 6.4 of the Company's First Amended and Modified Plan of Reorganization provides that key officers would receive a confirmation payment which included New Secured Notes. The Company and Employee hereby mutually agree that the Company shall forthwith cause U.S. Bank Trust National Association as Indenture Trustee to issue $125,000 in New Secured Notes in the name of Employee as an incentive for continued employment with the Company ("Employee Notes") to be held in escrow and distributed as follows:

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William S. Papazian
Page 2.

        a. The Employee Notes will be forwarded to Charles B. Brewer, c/o Southmark Corporation, 2711 LBJ Freeway, Suite 950, Dallas, TX 75234 who will hold them in escrow and shall act as Escrow Agent ("Escrow Agent") pursuant to this Letter Agreement. The Escrow Agent shall not be liable for any action taken or omitted by him in good faith and believed by him to be authorized hereby or within the rights or powers conferred upon him hereunder, or in accordance with advice of counsel of his choosing, and shall not be liable for any mistake of factor error of judgment.

        b. Employee shall not be entitled to physical distribution of the Employee Notes or be vested as to principal until May 15, 2000 at which time the Escrow Agent shall deliver the Employee Notes to Employee, or as directed by Employee in writing, together with any payments of principal which the Company has paid with respect to such Employee Notes. Any such payments of principal (if any) shall be maintained in a segregated, interest bearing account. If Employee is terminated prior to May 15, 2000 for Cause, or if Employee has voluntarily left the employ of the Company prior to May 15, 2000 other than for Good Reason (each a "Triggering Event"), the Employee will be deemed to have forfeited his rights to receive the Employee Notes and any principal or future interest payments. Upon two (2) weeks written notice to Employee after a Triggering Event, Escrow Agent shall deliver the Employee Notes and all other cash in escrow to the Company.

        c. Any and all past and future interest payments on the Employee Notes will be deemed earned by Employee as such interest payments are made generally by the Company (November 15 and May 15 of each year commencing November 15,1997) and the Company will instruct U.S. Bank Trust National Association as Indenture Trustee to forthwith make such distribution of interest directly to Employee with respect to the November 15,1997, May 15, 1998 and November 15, 1998 interest payments.

        d In exchange for the agreements contained herein, Employee hereby releases and forever discharges the Company for any claim to a distribution of New Secured Notes pursuant to Section 6.4 of the First Amended and Modified Plan of Reorganization.

    3.  New Common Stock.

        Section 6.4 of the Company's First Amended and Modified Plan of Reorganization provides that the Company shall distribute to key officers a total of 10.0% (or 200,000 shares) of the issued and outstanding New Common Stock of the Company (the "Key Officer Distribution") to vest as follows: 3.34% of the issued and outstanding shares of New Common Stock on the effective date (May 29, 1997), and 3.33% of the then issued and outstanding shares of New Common Stock on each of the first and second year anniversaries of the effective date. The Company hereby agrees that

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William S. Papazian
Page 3.

        Employee shall be entitled to receive 50% of the Key Officer Distribution such that Employee shall receive forthwith 66,667 shares of the issued and outstanding shares of New Common Stock (representing the May 29, 1997 and May 29, 1998 vested shares), with the remaining 33,333 shares of the issued and outstanding shares of New Common Stock to be distributed to Employee on May 29,1999.

    4. This Letter Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.


                                     Sincerely,

                                     /s/ Charles B. Brewer
                                     --------------------------------
                                     Charles B. Brewer
                                     Chairman


ACCEPTED AND AGREED


/s/ William S. Parazian
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William S. Papazian


Escrow Agent


/s/ Charles B. Brewer
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Charles B. Brewer